Exhibit 10.27

ON Semiconductor

5005 East McDowell Road

Phoenix, AZ 85008

http://www.onsemi.com

Date:	December 21, 2005

To:	Bob Mahoney

From:	Keith Jackson

Subject:	Retention Agreement

Employees are the most important part of ON Semiconductor. As a member of our team your contributions have played an integral role in our success and we would like to retain someone of your caliber as a valued member of our company. In recognition of your efforts, we are pleased to offer you the following cash incentive:

•

Participation in a one time retention bonus of $68,868 (less appropriate taxes) paid in two equal payments of $34,434. Payments will be made as soon as administratively feasible in the payroll cycle following the time period described below:

•	$34,434 payable upon signing this agreement
•	$34,434 payable 12 months from the signing of this agreement

If you voluntarily terminate your employment with ON Semiconductor for any reason during the two (2) year period from the date you sign this agreement, you agree to repay ON Semiconductor, on a 24-month pro-rated basis from the date you sign this agreement, the special retention bonus that you received on this date. Additionally, you specifically authorize ON Semiconductor to deduct any appropriate outstanding amounts from this pro-rated, bonus pay-back obligation from any final paycheck(s) you may receive in the future.

We look forward to continuing our professional association with you into the future.

I agree to the terms and conditions of this agreement as stated herein:

/s/ BOB MAHONEY	1/4/06
Bob Mahoney	Date